Amendment dated April 18, 2007 to
TERMS SUPPLEMENT NO. 10 dated April 4, 2007
To Prospectus Supplement and Prospectus dated July 1, 2005 and
Product Supplement No. 1 dated December 29, 2006
relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-124095
$[         ●         ] 22.5% Annualized Six Month Reverse Convertible Notes
Linked to “Latin American Large Caps w/ AAPL Kicker” due October 30, 2007
Key Terms

Issuer:	Eksportfinans ASA
Issuer rating:	Aaa (Moody’s)/ AA+ (Standard & Poor’s)/ AAA (Fitch)
Specified Currency:	U.S. dollars
Aggregate face amount:	$[ ● ]
CUSIP No.:	28264QFK5
ISIN:	US28264QFK58
Agent:	Natixis Securities North America Inc. 9 West 57th St. New York, New York 10019
Agent acting in the capacity as:	Principal
      Investing in the notes involves a number of risks. See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

	Price to Public		Fees and Commissions		Proceeds to Us

Per note:	$	[ ● ]	$	[ ● ]*	$	[ ● ]
Total:	$	[ ● ]	$	[ ● ]*	$	[ ● ]

*	See “Supplemental plan of distribution” below.
     You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this terms supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
      The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Natixis Securities North America Inc.
      Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 866-369-6147.

TABLE OF CONTENTS

Adjustment Events
Additional terms specific to the notes
Selected risk considerations
Hypothetical examples of amounts payable at maturity
The Reference Shares
Supplemental information regarding taxation in the United States
Supplemental plan of distribution

Reference Shares:	Common stock of each of the issuers (each a Reference Issuer) listed in the table below. At the date of this terms supplement, the Relevant Exchange for each of the Reference Shares is listed in the table below.

		Relevant	Ticker
Reference Issuer	ISIN	Exchange	symbol

Companhia Vale Do Rio Doce	US2044122099	NYSE	RIO
Petróleo Brasileiro S.A. – Petrobras	US71654V4086	NYSE	PBR
Banco Bradesco S.A.	US0594603039	NYSE	BBD
Apple Inc.	US0378331005	Nasdaq	AAPL

Interest Rate:	22.5% per annum, payable monthly in arrears in 6 equal 1.875% payments on each of May 30, 2007; June 29, 2007; July 30, 2007; August 30, 2007; September 28, 2007 and October 30, 2007 (each an Interest Payment Date).

Redemption Amount:	The Redemption Amount payable on the Maturity Date in respect of each $1,000.00 face amount will be:

• if the official closing price quoted by the Relevant Exchange of at least one of the Reference Shares has not been below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

• if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level for each of the Reference Shares, as determined by the calculation agent in its sole discretion, or (b) the number of the worst performing Reference Shares equal to the Share Redemption Amount of those Reference Shares, if the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares. The worst performing Reference Share could be a Reference Share that has not breached its own Knock-In Level.

The performance of the Reference Shares will be determined by the calculation agent in accordance with the formula: (Final Reference Level – Initial Reference Level)/ Initial Reference Level.

Initial Reference Level:	The Initial Reference Level for each of the Reference Shares is as follows:

Companhia Vale Do Rio Doce	[ ● ]
Petróleo Brasileiro S.A. – Petrobras	[ ● ]
Banco Bradesco S.A.	[ ● ]
Apple Inc.	[ ● ]

Final Reference Level:	The official closing level of the Reference Shares on the Determination Date.

Knock-In Level:	80% of the Initial Reference Level. The Knock-In Level for each of the Reference Shares is as follows:

Companhia Vale Do Rio Doce	[ ● ]
Petróleo Brasileiro S.A. – Petrobras	[ ● ]
Banco Bradesco S.A.	[ ● ]
Apple Inc.	[ ● ]

Share Redemption Amount:	The Share Redemption Amount for each of the Reference Shares is as follows:

Companhia Vale Do Rio Doce	[ ● ]
Petróleo Brasileiro S.A. – Petrobras	[ ● ]
Banco Bradesco S.A.	[ ● ]
Apple Inc.	[ ● ]

The Share Redemption Amount payable on the Maturity Date, if applicable, will be the number of the worst performing Reference Shares per note that you hold in the amount set forth for those Reference Shares in the table above. This amount is equal to the $1,000.00 face amount per note divided by the Initial Reference Level of each of the Reference Shares. You will receive cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the Final Reference Level of those Reference Shares.

Trade Date:	April 25, 2007

Original Issue Date:	April 30, 2007

Determination Date:	October 25, 2007

Maturity Date†:	October 30, 2007

Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation agent:	Natixis Corporate & Investment Bank 4 Quai d’Austerlitz – 75648 Paris Cedex 13 Attn: Legal Department Telephone No.: +33 1 58 55 26 59 Facsimile No.: +33 1 58 55 26 53

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.
Adjustment Events
      For the notes described herein, an Adjustment Event will be any of the following: Potential Adjustment Event, Merger Event, Delisting, Nationalization or Insolvency, each as defined below.

Potential Adjustment Event
      Any of the following will be a Potential Adjustment Event:

•	a subdivision, consolidation or reclassification of the Reference Shares (unless a Merger Event, as defined below),

•	a distribution or dividend to existing holders of Reference Shares of (a) Reference Shares, (b) other share capital or securities granting the right to payment of dividends or the proceeds of liquidation of the issuer of those Reference Shares equally or proportionately with such payments to holders of those Reference Shares, (c) share capital or other securities of another issuer acquired by the issuer of those Reference Shares as a result of a “spin-off” or other similar transaction or (d) any other type of securities, rights or warrants or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent in its sole discretion,

•	an extraordinary dividend,

•	a call by an issuer of Reference Shares in respect of Reference Shares that are not fully paid,

•	a repurchase by or on behalf of an issuer of Reference Shares or any of its subsidiaries of those Reference Shares, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise,

•	in respect of an issuer of Reference Shares, an event that results in any shareholder rights being distributed or becoming separated from the shares of common stock or other shares of the capital stock of the issuer of those Reference Shares pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the calculation agent in its sole discretion, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights,

•	the occurrence of a tender offer by any entity or person to purchase more than 10% but less than 50% of the outstanding voting shares of any class of shares of an issuer of Reference Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and term of the tender offer, and

•	any other event that may have, in the opinion of the calculation agent in its sole discretion, a dilutive or concentrative or other effect on the theoretical value of the Reference Shares.

      Following the declaration by an issuer of Reference Shares of the terms of any Potential Adjustment Event, the calculation agent will determine in its sole discretion whether that Potential Adjustment Event has a dilutive or concentrative or other effect on the theoretical value of those Reference Shares and, if so, will:

•	make the corresponding adjustment, if any, to any one or more of the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, as the calculation agent in its sole discretion determines appropriate to account for that dilutive or concentrative or other effect, and

•	determine the effective date of that adjustment.
      The calculation agent may, but need not, determine the appropriate adjustment by reference to the adjustment in respect of that Potential Adjustment Event made by an exchange or quotation system to options contracts or futures contracts on the Reference Shares traded on that exchange or quotation system.
      Upon making any such adjustment, the calculation agent will as soon as practicable notify us and the trustee and paying agent for the notes, stating the adjustment made to the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, and giving brief details of the Potential Adjustment Event.

Merger Event
      Merger Event means, in relation to the Reference Shares, any:

•	reclassification of or change to the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all holdings of outstanding Reference Shares,

•	consolidation, amalgamation or merger of an issuer of Reference Shares with or into another entity other than a consolidation, amalgamation or merger in which the issuer of those Reference Shares is the continuing entity and which does not result in a reclassification of or change to the Reference Shares, or

•	other takeover offer for an issuer of Reference Shares that results in a transfer of or an irrevocable commitment to transfer all those Reference Shares (other than holdings of Reference Shares owned or controlled by the offeror), in each case if the Merger Date is on or before the applicable Determination Date.
      Tender Offer means, in relation to the References Shares, a tender offer by any entity or person to purchase more than 50% but less than 100% of the outstanding voting shares of any class of shares of the issuer of those References Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and terms of the tender offer.
      In respect of each Merger Event or Tender Offer, the following terms have the meanings given below:

•	Merger Date means the date upon which all holders of the relevant Reference Shares (other than, in the case of a takeover offer, holdings of Reference Shares owned or controlled by the offeror) have agreed or have irrevocably become obliged to transfer their holdings of those Reference Shares,

•	Tender Offer Date means the date on which voting shares in the amount of the applicable percentage threshold are actually purchased or otherwise obtained (as determined by the calculation agent),

•	Share-for-Share means that the consideration for the relevant Reference Shares consists or, at the option of the holder of those Reference Shares, may consist, solely of common shares of the offeror or of a third party other than Reference Shares issued in connection with the merger or the Tender Offer (New Shares),

•	Share-for-Other means that the consideration for the relevant Reference Shares consists solely of cash or any securities other than New Shares or assets, whether those of the offeror or of a third party, and

•	Share-for-Combined means that the consideration for the relevant Reference Shares consists of cash or any securities, including New Shares, or assets, whether those of the offeror or of a third party.
      If a Share-for-Share Merger Event or a Share-for-Combined Merger Event occurs in relation to any Reference Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Merger Event would be entitled upon consummation of the Merger Event, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price (as defined below) of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      If a Share-for-Share Tender Offer or a Share-for-Combined Tender Offer occurs in relation to any References Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Tender Offer would be entitled upon consummation of the Tender Offer, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      Spot Price means:

•	in relation to any Reference Shares, the last official reported price for those Reference Shares on the Relevant Exchange, as determined by or on behalf of the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency, and

•	in relation to a Replacement Share or a New Share, the official closing price for those shares on their primary market of trading, as determined by the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency.
      If a Share-for-Other Merger Event, a Share-for-Share Merger Event or a Share-for-Combined Merger Event where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will adjust the affected Reference Shares by substituting those Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Merger Event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of

the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

      If a Share-for-Other Tender Offer, a Share-for-Share Tender Offer or a Share-for-Combined Tender where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, replace the affected Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Tender Offer, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Tender Offer, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Delisting, Nationalization or Insolvency
      Delisting means, in relation to any Reference Shares, that those Reference Shares cease, for any reason, to be listed on the Relevant Exchange and, as of the date of delisting, are not listed on another recognized exchange or quotation system acceptable to the calculation agent in its sole discretion.
      Nationalization means that all the Reference Shares or all or substantially all the assets an issuer of those Reference Shares are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.
      Insolvency means, in relation to any Reference Shares, that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the issuer of those Reference Shares, (a) all holdings of those Reference Shares are required to be transferred to a trustee, liquidator or other similar official or (b) holdings of those Reference Shares become subject to a legal prohibition on their transfer.
      If a Delisting, Nationalization or Insolvency occurs in relation to any Reference Shares, the calculation agent in its sole discretion will substitute those Reference Shares with Replacement Shares on the effective date of that event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of that event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      Upon the occurrence of a Merger Event, Delisting, Nationalization or Insolvency, the calculation agent will as soon as practicable notify us, The Bank of New York and the agent of the occurrence of the Merger Event, Delisting, Nationalization or Insolvency, as the case may be, giving details thereof and the action proposed to be taken in relation thereto.

Additional terms specific to the notes
      You should read this terms supplement together with the prospectus dated July 1, 2005, as supplemented by the prospectus supplement dated July 1, 2005 relating to our medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1 dated December 29, 2006. This terms supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
      You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site): http://www.sec.gov/ Archives/ edgar/ data/ 700978/ 000115697306001446/ u51278e424b2.htm
      Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.
Selected risk considerations
      An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares or any of the component stocks of the Reference Shares. These risks are explained in more detail in the “Risk factors” section of the accompanying product supplement no. 1 dated December 29, 2006.

Hypothetical examples of amounts payable at maturity
      The following tables set out the total return to the Maturity Date of a note, based on the assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Shares on the Determination Date or at any time during the life of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.
      The information in the tables reflects hypothetical rates of return on the notes assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.
      The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Reference Shares.
      The market price of each of the Reference Shares has been volatile in the past, and their performance cannot be predicted for any future period. The actual performance of the Reference Shares over the life of the notes, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Shares set forth elsewhere in this terms supplement. For information about the price of the Reference Shares during recent periods, see “The Reference Shares” below.
      If the official closing price quoted by the Relevant Exchange for any of the Reference Shares never falls below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be paid in cash.
      By contrast, if the official closing price quoted by the Relevant Exchange for any of the Reference Shares is less than the Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, and the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares, the Redemption Amount payment on the Maturity Date will be made in the Reference Shares with the worst performance (with fractional shares paid in cash).
      The following tables illustrate hypothetical rates of return on an investment in the notes assuming that the Reference Shares of Petróleo Brasileiro S.A. – Petrobras have the worst performance of any of the Reference Shares over the term of the notes, as determined by the calculation agent based on the formula: (Final Reference Level – Initial Reference Level)/(Initial Reference Level). Consequently, the Final Reference Levels for no other Reference Shares need to be taken into account in determining the Redemption Amount.
      The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date, assuming a hypothetical Initial Reference Level of $99.51 and a hypothetical Knock-In Level of $79.608. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the Redemption Amount is paid in cash.

Assumed Closing Price of worst		6 Monthly	6 Month
performing Reference Shares	Value of	Interest	Total Return
(Petróleo Brasileiro S.A. – Petrobras)	Payment at	Payments
on Determination Date	Maturity	(Total)	$	%

Greater than: $99.51	$1,000.00	$112.50	$1,112.50	11.2500%
$99.51	$1,000.00	$112.50	$1,112.50	11.2500%
$92.88	$1,000.00	$112.50	$1,112.50	11.2500%
$86.24	$1,000.00	$112.50	$1,112.50	11.2500%
$79.62	$1,000.00	$112.50	$1,112.50	11.2500%
      The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date assuming a hypothetical Initial Reference Level of $99.51 and a hypothetical Knock-In Level of $79.608. In these examples, the Knock-In Level Trigger occurred at some point during the life of the notes.

Assumed Closing Price of worst			6 Monthly	6 Month
performing Reference Shares	Value of		Interest	Total Return
(Petróleo Brasileiro S.A. – Petrobras)	Payment at		Payments
on Determination Date	Maturity		(Total)	$	%

Greater than: $99.51	$1,000.00		$112.50	$1,112.50	11.250%
$99.51	$1,000.00		$112.50	$1,112.50	11.250%
$89.56	$900.00	*	$112.50	$1,012.50	1.250%
$79.61	$800.00	*	$112.50	$912.50	-8.750%
$69.66	$700.00	*	$112.50	$812.50	-18.750%
$47.76	$600.00	*	$112.50	$712.50	-28.750%
$39.80	$500.00	*	$112.50	$612.50	-38.750%
$19.11	$400.00	*	$112.50	$512.50	-48.750%
$14.33	$300.00	*	$112.50	$412.50	-58.750%
$ 3.82	$200.00	*	$112.50	$312.50	-68.750%
$ 1.91	$100.00	*	$112.50	$212.50	-78.750%
$ 0.00	$0.00		$112.50	$112.50	-88.750%

* Payable in Reference Shares of Petróleo Brasileiro S.A. – Petrobras
The Reference Shares

General
      Unless otherwise stated, all information contained herein on the Reference Shares and on the Reference Issuers is derived from publicly available sources and is provided for informational purposes only.
      Each of the Reference Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.
      According to its publicly available documents, Companhia Vale Do Rio Doce is engaged in mining, non-ferrous metal production and logistics, as well as energy, aluminum and steel activities. Its principal lines of business consist of mining and logistics. It holds exploration claims that cover 8.7 million hectares (21.5 million acres) in Brazil, and 19.8 million hectares (48.9 million acres) in Angola, Argentina, Australia, Chile, Gabon, Guinea, Mongolia, Mozambique, Peru and South Africa. It operates logistics systems, including railroads and ports that are integrated with its mining operations. Directly and through affiliates and joint ventures, it has investments in the aluminium-related, energy and steel businesses. It is also investing in copper, nickel and coal exploration. In October 2006, Companhia Vale do Rio Doce acquired a 75.66% interest in Inco Limited. In January 2007, it sold all its shares in Siderar-S.A.I.C. In February 2007, it acquired AMCI Holdings Australia Pty. Information provided to or filed with the SEC by Companhia Vale Do Rio Doce pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 005-55631.
      According to its publicly available documents, Petróleo Brasileiro S.A. – Petrobras is a wholly owned enterprise of the Brazilian Government, which is engaged in the energy sector. It is divided into four business areas: Exploration and Production, Downstream, Gas & Energy and International, plus two support functions: Finance and Services. Petróleo Brasileiro S.A. – Petrobras has over 100 production platforms, sixteen refineries, 30,000 kilometers of ducts and more than 6,000 gas stations. It is also present in other countries, namely Angola, Argentina, Bolivia, Colombia, Nigeria, and the United States, as well as having the support of its overseas offices in New York and Japan. Information provided to or filed with the SEC by Petróleo Brasileiro S.A. – Petrobras pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-15106.

      According to its publicly available documents, Banco Bradesco S.A. is a private-sector (non-government controlled) bank that provides a range of banking and financial products and services in Brazil and abroad to individuals, small-to mid-sized companies, and major local and international corporations and institutions. Its services and products encompass banking operations, such as lending and deposit taking, credit card issuance, consortiums, insurance, leasing, payment collection and processing, pension plans, asset management and brokerage services. Banco Bradesco S.A. is also an insurance, pension plan and titulos de capitalizacao (certificated savings plans) provider in Brazil. It organizes its operations into two main areas: banking services, and insurance, pension plan and certificated savings plan services. Information provided to or filed with the SEC by Banco Bradesco S.A. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-15250.
      According to its publicly available documents, Apple Inc. designs, manufactures and markets personal computers and related software, services, peripherals and networking solutions. It also designs, develops and markets a line of portable digital music players along with related accessories and services, including the online distribution of third-party music, audio books, music videos, short films and television shows. Apple Computer’s products and services include the Macintosh line of desktop and notebook computers; the iPod digital music player; the Xserve G5 server and Xserve redundant array of inexpensive disks storage products; the Mac OS X operating system; the iTunes Music Store, a portfolio of peripherals that support and enhance the Macintosh and iPod product lines, and a variety of other service and support offerings. It sells its products worldwide through its online stores, its own retail stores, its direct sales force, and third-party wholesalers, resellers and value-added resellers. Information provided to or filed with the SEC by Apple Inc. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 000-10030.
      In addition, information regarding Reference Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.
      This terms supplement relates only to the notes offered hereby and does not relate to the Reference Shares. We have derived all disclosures contained in this terms supplement regarding Reference Issuers from the publicly available documents described in the preceding paragraphs. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any of the Reference Issuers in connection with the offering of the notes. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding any of the Reference Issuers are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this terms supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any of the Reference Shares (and therefore the Initial Reference Level and the Knock-In Level and Redemption Amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any of the Reference Issuers could affect the value you will receive on the Maturity Date with respect to the notes and therefore the market value of the notes. Neither we nor any of our affiliates have any obligation to disclose any information about the Reference Issuers after the date of this terms supplement.
      Neither we nor any of our affiliates makes any representation to you as to the performance of the Reference Shares. As a prospective purchaser of notes, you should undertake such independent investigation of the Reference Issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Shares.

Historical Performance
      The Reference Shares are traded on the NYSE and Nasdaq under the symbols set forth above. The following table sets forth the published intra-day high, low and closing prices of each of the Reference Shares since December 31, 2003. We obtained the information in the tables below from Bloomberg without independent verification.
      Any historical upward or downward trend in the price of any of the Reference Shares during any period shown below is not an indication that the price of those Reference Shares is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical performance levels as an indication of future performance of any of the Reference Shares. We cannot assure you that the future performance of any of the Reference Shares will result in your receiving the face amount of your notes on the Maturity Date. The actual performance of any of the Reference Shares over the life of the notes may bear little relation to the historical levels shown below.
Companhia Vale Do Rio Doce

Period	High	Low	Period End

2004
First Quarter	$10.478	$8.327	$9.150
Second Quarter	9.515	7.042	7.925
Third Quarter	11.330	7.733	11.235
Fourth Quarter	14.505	10.160	14.505
2005
First Quarter	$18.275	$13.025	$15.805
Second Quarter	16.000	12.800	14.640
Third Quarter	22.390	14.755	21.930
Fourth Quarter	22.540	18.425	20.570
2006
First Quarter	$25.635	$21.140	$24.265
Second Quarter	29.090	20.070	24.040
Third Quarter	24.430	19.760	21.560
Fourth Quarter	30.340	20.900	29.740
2007
First Quarter (through March 30, 2007)	$37.600	$27.510	$36.990
Petróleo Brasileiro S.A. – Petrobras

Period	High	Low	Period End

2004
First Quarter	$34.110	$29.280	$33.500
Second Quarter	35.140	24.350	28.070
Third Quarter	36.050	26.860	35.250
Fourth Quarter	40.370	34.430	39.780
2005
First Quarter	$49.810	$37.410	$44.180
Second Quarter	52.970	41.000	52.130
Third Quarter	73.370	49.540	71.490
Fourth Quarter	73.400	58.950	71.270
2006
First Quarter	$94.500	$74.720	$86.670
Second Quarter	106.920	70.180	89.310
Third Quarter	94.940	76.670	83.830
Fourth Quarter	102.990	78.510	102.990
2007
First Quarter (through March 30, 2007)	$101.320	$84.520	$99.510

Banco Bradesco S.A.

Period	High	Low	Period End

2004
First Quarter	$4.625	$3.832	$4.013
Second Quarter	4.171	2.928	3.829
Third Quarter	4.392	3.582	4.392
Fourth Quarter	6.298	4.555	6.265
2005
First Quarter	$8.243	$5.505	$7.250
Second Quarter	8.848	7.228	8.848
Third Quarter	12.288	8.148	12.230
Fourth Quarter	17.680	11.648	14.575
2006
First Quarter	$21.530	$15.360	$17.955
Second Quarter	19.910	12.620	15.545
Third Quarter	17.170	14.280	16.675
Fourth Quarter	20.175	16.490	20.175
2007
First Quarter (through March 22, 2007)	$20.985	$17.265	$20.220
Apple Inc.

Period	High	Low	Period End

2004
First Quarter	$13.960	$10.640	$13.520
Second Quarter	16.850	12.890	16.270
Third Quarter	19.375	14.570	19.375
Fourth Quarter	34.220	19.145	32.200
2005
First Quarter	$45.065	$31.645	$41.670
Second Quarter	43.740	34.130	36.810
Third Quarter	53.840	36.500	53.610
Fourth Quarter	74.980	49.250	71.890
2006
First Quarter	$85.590	$58.710	$62.720
Second Quarter	71.890	56.020	57.270
Third Quarter	77.610	50.670	76.980
Fourth Quarter	91.810	73.230	84.840
2007
First Quarter (through March 30)	$97.100	$83.270	$92.910
Supplemental information regarding taxation in the United States
      The amount of the stated interest rate on the note that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) equals 5.25%, and the remaining 17.25% constitutes Put Premium (as defined in the accompanying product supplement no. 1).
      Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.
Supplemental plan of distribution
      The notes are being purchased by Natixis Securities North America Inc. (the agent) as principal, pursuant to a terms agreement dated as of [       ●       ] between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the notes.
      See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.